Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Amendment No. 1 to Form S-3 of CD Radio Inc. of our report dated March 3, 1998, relating to our audit of the consolidated balance sheets of CD Radio, Inc. as of December 31, 1997 and 1996, and related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 and for the period May 17, 1990 (date of inception) to December 31, 1997. We also consent to the reference to our firm under the caption "Independent Accountants" in the Prospectus.


                                           /s/ PricewaterhouseCoopers L.L.P.
                                           ---------------------------------
                                           PricewaterhouseCoopers  L.L.P.


New York, New York
August 5, 1998